UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2014

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33515	13-3690261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Zang Street, Suite 300

Lakewood, Colorado 80228

(Address of principal executive offices)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2014, Einstein Noah Restaurant Group, Inc. (the “Company”) entered into letter agreements with John Coletta, Chief Financial Officer, D. Glenn Lunde, Chief Concept Officer, and Rhonda J. Parish, Chief Legal Officer and Corporate Secretary (the “Agreements”).

The Agreements include severance payments and benefits for each above named executive. Each Agreement is effective March 19, 2014 and continues in effect while the executive is employed by the Company, unless sooner modified or terminated by mutual agreement of the parties. It provides severance payments and benefits to the executive as follows:

If the executive’s employment with the Company is terminated by the Company without Cause (as defined in the Company’s 2011 Omnibus Incentive Plan), the Company shall provide to the executive, without mitigation or offset, (i) a severance payment in an amount equal to the executive’s then current annual base salary, payable in equal installments commensurate with the Company’s payroll calendar for the one-year period, and (ii) continued access to coverage under the Company’s medical, dental, vision, and prescription drug plan (if and as such plans then exist) for a period equal to the COBRA period under Section 4980B of the Internal Revenue Code of 1986, as amended, and applicable regulations and guidance thereunder, consistent with coverage that the executive had at the time of termination, but subject to any changes to the Company’s benefit plan that affect then current employees and at the same cost as the cost to an eligible active employee throughout the coverage period. In addition, the executive shall be eligible to continue life insurance benefits for a period of the same length that are no less favorable than those to which the executive and his or her spouse and eligible dependents were receiving immediately prior to the date of the termination.

The Agreements include covenants of both the Company and the executive set forth in a form of mutual release, indemnification, confidentiality and non-solicitation agreement, to be executed following the executive’s termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

	By:	/s/ Rhonda J. Parish
Rhonda J. Parish
Date: March 25, 2014		Chief Legal Officer and Corporate Secretary

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